Exhibit 99.1

United Parks & Resorts Inc. Reports Fourth Quarter and Fiscal 2024 Results

ORLANDO, FL, February 26, 2025 - United Parks & Resorts Inc. (NYSE: PRKS), a leading theme park and entertainment company, today reported its financial results for the fourth quarter and fiscal year 2024.

Fourth Quarter 2024 Highlights

•
Attendance was 4.9 million guests, a decrease of approximately 79,000 guests from the fourth quarter of 2023.
•
Total revenue was $384.4 million, a decrease of $4.6 million or 1.2% from the fourth quarter of 2023.
•
Net income was $27.9 million, a decrease of $12.2 million from the fourth quarter of 2023.
•
Adjusted EBITDA[1] was $144.5 million a decrease of $6.0 million from the fourth quarter of 2023.
•
Total revenue per capita[2] increased 0.4% to $78.75 from the fourth quarter of 2023. Admission per capita[2] decreased 1.9% to $43.61 while in-park per capita spending[2] increased 3.5% to a record $35.14 from the fourth quarter of 2023.

Fiscal 2024 Highlights

•
Attendance was 21.5 million guests, a decrease of approximately 59,000 guests or 0.3% from fiscal 2023.
•
Total revenue was $1,725.3 million, a decrease of $1.3 million or 0.1% from fiscal 2023.
•
Net income was $227.5 million, a decrease of $6.7 million or 2.9% from fiscal 2023.
•
Adjusted EBITDA was $700.2 million, a decrease of $13.3 million or 1.9% from fiscal 2023.
•
Total revenue per capita increased 0.2% to a record $80.07 from fiscal 2023. Admission per capita decreased 1.2% to a $43.61 while in-park per capita spending increased 2.0% to a record $36.46 from fiscal 2023.

Other Highlights

•
In December 2024, the Company refinanced its Term Loans which resulted in approximately $8 million in annual interest savings and extended debt maturities.
•
During fiscal 2024, the Company has repurchased 9.4 million shares of common stock (or approximately 15% of total shares outstanding)[3] at a total cost of approximately $482.9 million.[4]
•
During fiscal 2024, the Company came to the aid of over 600 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.[5]

“We are pleased to report another quarter and fiscal year of strong financial results,” said Marc Swanson, Chief Executive Officer of United Parks & Resorts, Inc. “In the fourth quarter, we delivered near record attendance, record in park per capita and near record total revenue per capita despite particularly poor weather impacting the quarter. For the full year, we delivered near record revenue, record in park per capita and record total revenue per capita despite unfavorable weather during the year. We have now grown in park per capita for 18 of the last 19 quarters and total revenue per capita for 7 straight years. Our revenue strategies are working and continue to demonstrate our pricing power and the strength of consumer spending in our parks.

We’ve had a pretty bad run of unusually poor weather over the last couple of years. Fourth quarter and fiscal year results were impacted by meaningfully worse weather, including Hurricanes Debby in August, Helene in September and Milton in October. We estimate that the combined impact of the meaningfully worse weather was approximately 167,000 guests in the fourth quarter and 432,000 guests for the fiscal year. Adjusting for these impacts, we estimate that fourth quarter attendance would have increased approximately 2% compared to the prior year quarter and full year 2024 attendance would have increased approximately 2% compared to 2023.

We repurchased 9.4 million shares or approximately 15% of our total shares outstanding last year underscoring our history of returning excess cash to our shareholders, our strong belief in the highly compelling value of our shares and our strong cash flow generation."

"We are very excited about the clear opportunity we have to drive meaningfully more attendance to our parks, grow total per capita spending, manage and reduce costs and realize significant additional value from our strategic growth initiatives. We have high confidence in our ability to continue to deliver operational and financial improvements that will lead to meaningful increases in shareholder value,” continued Swanson.

[1] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

[2] This earnings release includes key performance metrics such as total revenue per capita, admissions per capita and in-park per capita spending. See “Statement Regarding Non-GAAP Financial Measures and Key Performance Metrics” section for definitions and further details.

[3] As of February 23, 2024.

[4] The Company repurchased approximately 0.8 million shares of common stock at a total cost of approximately $37.7 million during the fourth quarter of 2024.

[5] In the fourth quarter of 2024, the Company came to the aid of over 100 animals in need in the wild.

“We are excited about our plans for 2025, including the meaningful investments we have made across our parks and business and an incredible line-up of new, one-of-a kind rides and attractions, popular events, improved in park venues and offerings across our parks. We are pleased with our overall 2025 booking trends and are particularly happy to see our 2025 international sales growth up mid-single digits and our 2025 group bookings growth up double digits. Assuming no worse weather than we experienced in 2024, we expect meaningful growth and new records in revenue and Adjusted EBITDA in 2025. I want to thank our ambassadors for all their hard work and dedication as we start 2025,” concluded Swanson.

In 2024, the Company received numerous industry accolades including SeaWorld Orlando being voted as #3 Nation's Best Amusement Park by USA Today readers; Aquatica Orlando voted as #2 for the Nation's Best Outdoor Water Park by USA Today readers; Discovery Cove was awarded the 2024 Best Family Travel Award by Good Housekeeping; and Busch Gardens Williamsburg was named World's Most Beautiful Theme Park for the 34th consecutive year by the National Amusement Park Historical Association.

For 2025, the Company has an outstanding line-up of new rides and attractions, popular events and new and improved in park venues and offerings across its parks. The Company’s new rides and attractions include the following:

•
SeaWorld Orlando: A revolutionary, immersive family-friendly attraction that takes guests on a breathtaking journey to the top of the world and beneath the sea.
•
Jewels of the Sea (SeaWorld San Diego): A captivating aquarium featuring multiple galleries, including one of the largest jelly cylinders in the country, as well as a multi-media experience. Also, Journey to Atlantis, SeaWorld San Diego's first coaster will be reinvented, paying tribute to the original beloved version while adding new elements to create a more exciting and immersive experience than ever before.
•
Rescue Jr. (SeaWorld San Antonio): An all-new kid friendly realm featuring animal rescue-themed rides and a water play area.
•
Wild Oasis (Busch Gardens Tampa Bay): An all-new realm featuring the sights and sounds of the rainforest, a newly reimagined drop tower featuring digital and sound effects, an interactive water-play wonderland, a multi-level climbing canopy and an all-new, multi-species animal habitat for up-close encounters.
•
The Big Bad Wolf: The Wolf's Revenge (Busch Gardens Williamsburg): The longest family inverted coaster in North America will take riders through over 2,500 feet of track at speeds up to 40 miles per hour.
•
Sesame Place’s 45th Birthday Celebration (Sesame Place Philadelphia): This birthday celebration will kick off in Spring 2025, featuring furry birthday fun all spring and summer long. Fan-favorite entertainment across the park will be transformed with birthday-themed twists, including the return of the spectacular, fan-favorite Sesame Street Birthday Parade.
•
High Tide Harbor (Water Country USA): An all-new multi-level water play structure designed for families to explore together. This exciting area features over 100 interactive water elements, including cannons, sprayers, and tipping fountains, ensuring endless fun for kids of all ages. With vibrant and dynamic water activities, High Tide Harbor promises to be the ultimate family-friendly destination for staying cool.

Fourth Quarter 2024 Results

In the fourth quarter of 2024, the Company hosted approximately 4.9 million guests, generated total revenues of $384.4 million, net income of $27.9 million and Adjusted EBITDA of $144.5 million. Attendance decreased approximately 79,000 guests when compared to the fourth quarter of 2023. Attendance was unfavorably impacted by meaningfully worse weather largely due to Hurricane Milton during the quarter, which the Company estimates contributed to a decline of approximately 167,000 guests.

The decrease in total revenue of $4.6 million compared to the fourth quarter of 2023 was primarily a result of a decrease in attendance, partially offset by an increase in total revenue per capita. Total revenue per capita increased due to an increase in in-park per capita spending partially offset by a decrease in admissions per capita. Admission per capita decreased primarily due to the impact of lower pricing on certain promotional admission products when compared to the prior year quarter. In-park per capita spending improved primarily due to pricing initiatives when compared to the fourth quarter of 2023.

	Three Months Ended December 31,		Variance
	2024	2023	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$384.4	$389.0	(1.2%)
Net income	$27.9	$40.1	(30.3%)
Earnings per share, diluted	$0.50	$0.62	(19.4%)
Adjusted EBITDA	$144.5	$150.4	(4.0%)
Net cash provided by operating activities	$112.5	$106.5	5.6%
Attendance	4.88	4.96	(1.6%)
Total revenue per capita	$78.75	$78.42	0.4%
Admission per capita	$43.61	$44.46	(1.9%)
In-Park per capita spending	$35.14	$33.96	3.5%

Fiscal 2024 Results

In fiscal 2024, the Company hosted approximately 21.5 million guests and generated total revenues of $1,725.3 million, net income of $227.5 million and Adjusted EBITDA of $700.2 million. Attendance decreased by 59,000 guests when compared to 2023 primarily due to the impact of significantly worse weather and hurricanes, particularly at our Florida parks, including during peak visitation periods.

The decrease in total revenue of $1.3 million compared to 2023 was primarily a result of a decrease in attendance, partially offset by an increase in total revenue per capita. Admission per capita decreased primarily due to the impact of lower pricing on certain promotional admission products when compared to 2023. In-park per capita spending improved primarily due to pricing initiatives when compared to 2023.

	Fiscal Year Ended December 31,		Variance
	2024	2023	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$1,725.3	$1,726.6	(0.1%)
Net income	$227.5	$234.2	(2.9%)
Earnings per share, diluted	$3.79	$3.63	4.4%
Adjusted EBITDA	$700.2	$713.5	(1.9%)
Net cash provided by operating activities	$480.1	$504.9	(4.9%)
Attendance	21.55	21.61	(0.3%)
Total revenue per capita	$80.07	$79.91	0.2%
Admission per capita	$43.61	$44.16	(1.2%)
In-Park per capita spending	$36.46	$35.75	2.0%

Share Repurchases

The Company repurchased approximately 0.8 million shares of common stock at a total cost of approximately $37.7 million during the fourth quarter. During 2024, the Company repurchased 9.4 million shares of common stock (or approximately 15% of total shares outstanding)[4] at a total cost of approximately $482.9 million.

Balance Sheet

In December 2024, the Company refinanced approximately $1.5 billion in Term Loans, lowering the applicable margin from S+250 to S+200 and extending the maturity to 2031, which resulted in approximately $8 million in annual interest savings.

Rescue Efforts

In the fourth quarter of 2024, the Company came to the aid of over 100 animals in need in the wild. The total number of animals the Company has helped over its history is more than 41,000.

The Company is a leader in animal rescue. Working in partnership with state, local and federal agencies, the Company's rescue teams are on call 24 hours a day, seven days a week, 365 days a year. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel hundreds of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company's expert care, with the goal of returning them to their natural habitat.

Conference Call

The Company will hold a conference call today, Wednesday, February 26, 2025, at 9 a.m. Eastern Time to discuss its fourth quarter and fiscal 2024 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company's website at www.UnitedParksInvestors.com. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on February 26, 2025, under the "Events & Presentations" tab of

www.UnitedParksInvestors.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 26, 2025, through 11:59 p.m. Eastern Time on March 5, 2025, by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 3528077.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

This earnings release includes several key performance metrics including total revenue per capita (defined as total revenue divided by attendance), admission per capita (defined as admissions revenue divided by attendance) and in-park per capita spending (defined as food, merchandise and other revenue divided by attendance). These performance metrics are used by management to assess the operating performance of its parks on a per attendee basis and to make strategic operating decisions. Management believes the presentation of these performance metrics is useful and relevant for investors as it provides investors the ability to review financial performance in the same manner as management and provides investors with a consistent methodology to analyze revenue between periods on a per attendee basis. In addition, investors, lenders, financial analysts and rating agencies have historically used similar per-capita related performance metrics to evaluate companies in the industry.

About United Parks & Resorts Inc.

United Parks & Resorts Inc. (NYSE: PRKS) is a global theme park and entertainment company that owns or licenses a diverse portfolio of award-winning park brands and experiences, including SeaWorld®, Busch Gardens®, Discovery Cove, Sesame Place®, Water Country USA, Adventure Island, and Aquatica®. The Company's seven world-class brands span 13 parks in seven markets across the United States and Abu Dhabi, offering experiences that matter with exhilarating thrill and family-friendly rides, coasters, and experiences, inspiring up-close and educational presentations with wildlife, and other various special events throughout the year. In addition, the Company collectively cares for one of the largest zoological collections in the world, is a global leader in animal welfare, training, and veterinary care, and is one of the leading marine animal rescue organizations in the world with a legacy of rescuing and caring for animals that spans nearly 60 years, including coming to the aid of over 41,000 animals in need. To learn more, visit www.UnitedParks.com.

Copies of this and other news releases as well as additional information about United Parks & Resorts Inc. can be obtained online at www.unitedparks.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: various factors beyond our control adversely affecting attendance and guest spending at our theme parks, including, but not limited to, weather, natural disasters, labor shortages, inflationary pressures, supply chain delays or shortages, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, adverse general economic related factors including increasing interest rates, economic uncertainty, and recent geopolitical events outside of the United States, and governmental actions; failure to retain and/or hire employees; a decline in discretionary consumer spending or consumer confidence, including any unfavorable impacts from Federal Reserve interest rate actions and inflation which may influence discretionary spending, unemployment or the overall economy; the ability of Hill Path Capital LP and its affiliates to significantly influence our decisions and their interests may conflict with ours or yours in the future; increased labor costs, including minimum wage increases, and employee health and welfare benefit costs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, guests and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning our theme parks, the theme park industry and/or zoological facilities; a significant portion of our revenues have historically been generated in the States of Florida, California and Virginia, and any risks affecting such markets, such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; technology interruptions or failures that impair access to our websites and/or information technology systems; cyber security risks to us or our third-party service providers, failure to maintain or protect the integrity of internal, employee or guest data, and/or failure to abide by the evolving cyber security regulatory environment; inability to compete effectively in the highly competitive theme park industry; interactions between animals and our employees and our guests at attractions at our theme parks; animal exposure to infectious disease; high fixed cost structure of theme park operations; seasonal fluctuations in operating results; changing consumer tastes and preferences; adverse litigation judgments or settlements; inability to grow our business or fund theme park capital expenditures; inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; the effects of public health events on our business and the economy in general; unionization activities and/or labor disputes; inability to protect our intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; inability to maintain certain commercial licenses; restrictions in our debt agreements limiting flexibility in operating our business; inability to retain our current credit ratings; our leverage and interest rate risk; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions, construction delays or impacts of supply chain disruptions on existing or new rides and attractions; tariffs or other trade restrictions; environmental regulations, expenditures and liabilities; suspension or termination of any of our business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; inability to remediate an identified material weakness; financial distress of strategic partners or other counterparties; actions of activist stockholders; the policies of the U.S. President and their administration or any changes to tax laws; changes or declines in our stock price, as well as the risk that securities analysts could downgrade our stock or our sector; risks associated with the Company's capital allocation plans and share repurchases, including the risk that the Company's share repurchase program could increase volatility and fail to enhance stockholder value, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.unitedparksinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Investor Relations

888-410-1812

Investors@unitedparks.com

Media:

Nicole Bott

United Parks & Resorts Inc.

Nicole.Bott@unitedparks.com

UNITED PARKS & RESORTS INC AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2024	2023	$	%	2024	2023	$	%
Net revenues:
Admissions	$212,863	$220,541	$(7,678)	(3.5%)	$939,629	$954,083	$(14,454)	(1.5%)
Food, merchandise and other	171,521	168,424	3,097	1.8%	785,672	772,504	13,168	1.7%
Total revenues	384,384	388,965	(4,581)	(1.2%)	1,725,301	1,726,587	(1,286)	(0.1%)
Costs and expenses:
Cost of food, merchandise and other revenues	29,086	29,835	(749)	(2.5%)	131,407	131,697	(290)	(0.2%)
Operating expenses (exclusive of depreciation and amortization shown separately below)	187,272	184,664	2,608	1.4%	749,690	758,874	(9,184)	(1.2%)
Selling, general and administrative expenses	49,872	45,085	4,787	10.6%	216,898	221,237	(4,339)	(2.0%)
Severance and other separation costs (a)	—	295	(295)	ND	577	816	(239)	(29.3%)
Depreciation and amortization	42,398	39,812	2,586	6.5%	163,438	154,208	9,230	6.0%
Total costs and expenses	308,628	299,691	8,937	3.0%	1,262,010	1,266,832	(4,822)	(0.4%)
Operating income	75,756	89,274	(13,518)	(15.1%)	463,291	459,755	3,536	0.8%
Other (income) expense, net	(23)	(38)	15	39.5%	64	(18)	82	NM
Interest expense	49,917	36,259	13,658	37.7%	167,762	146,666	21,096	14.4%
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts (b)	1,487	—	1,487	ND	3,939	—	3,939	ND
Income before income taxes	24,375	53,053	(28,678)	(54.1%)	291,526	313,107	(21,581)	(6.9%)
(Benefit from) provision for income taxes	(3,522)	13,000	(16,522)	NM	64,029	78,911	(14,882)	(18.9%)
Net income	$27,897	$40,053	$(12,156)	(30.3%)	$227,497	$234,196	$(6,699)	(2.9%)
Earnings per share:
Earnings per share, basic	$0.51	$0.63			$3.82	$3.66
Earnings per share, diluted	$0.50	$0.62			$3.79	$3.63

Weighted average common shares outstanding:
Basic	55,060	63,955			59,546	63,955
Diluted (c)	55,478	64,699			60,010	64,494

UNITED PARKS & RESORTS INC AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2024	2023	$	%	2024	2023	$	%
Net income	$27,897	$40,053	$(12,156)	(30.3%)	$227,497	$234,196	$(6,699)	(2.9%)
(Benefit from) provision for income taxes	(3,522)	13,000	(16,522)	NM	64,029	78,911	(14,882)	(18.9%)
Loss on early extinguishment of debt and write-off of debt issuance costs and discounts	1,487	—	1,487	ND	3,939	—	3,939	ND
Interest expense	49,917	36,259	13,658	37.7%	167,762	146,666	21,096	14.4%
Depreciation and amortization	42,398	39,812	2,586	6.5%	163,438	154,208	9,230	6.0%
Equity-based compensation expense (d)	4,139	4,246	(107)	(2.5%)	14,617	17,961	(3,344)	(18.6%)
Loss on impairment or disposal of assets and certain non-cash expenses (e)	20,679	8,651	12,028	139.0%	33,412	31,636	1,776	5.6%
Business optimization, development and strategic initiative costs (f)	5,089	5,712	(623)	(10.9%)	18,398	33,903	(15,505)	(45.7%)
Certain transaction and investment costs and other taxes (g)	17	402	(385)	(95.8%)	3,592	1,711	1,881	109.9%
COVID-19 related incremental costs (h)	(5,565)	316	(5,881)	NM	(3,042)	9,076	(12,118)	NM
Other adjusting items (i)	1,934	1,984	(50)	(2.5%)	6,548	5,223	1,325	25.4%
Adjusted EBITDA (j)	$144,470	$150,435	$(5,965)	(4.0%)	$700,190	$713,491	$(13,301)	(1.9%)
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (k)					23,800	23,100	700	3.0%
Other adjustments as defined in the Debt Agreements (l)					6,242	7,350	(1,108)	(15.1%)
Covenant Adjusted EBITDA (m)					$730,232	$743,941	$(13,709)	(1.8%)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2024	2023	$	%	2024	2023	$	%
Net cash provided by operating activities	$112,468	$106,459	$6,009	5.6%	$480,139	$504,916	$(24,777)	(4.9%)
Capital expenditures	26,223	70,618	(44,395)	(62.9%)	248,430	304,836	(56,406)	(18.5%)
Free Cash Flow (n)	86,245	35,841	50,404	140.6%	231,709	200,080	31,629	15.8%

Net cash used in investing activities	$(26,223)	$(71,389)	$45,166	(63.3%)	$(248,505)	$(305,607)	$57,102	(18.7%)
Net cash used in financing activities	$(47,187)	$(3,374)	$(43,813)	NM	$(362,663)	$(34,707)	$(327,956)	NM

UNITED PARKS & RESORTS INC AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2024	2023
Cash and cash equivalents	$115,893	$246,922
Total assets	$2,573,578	$2,625,046
Deferred revenue	$152,655	$155,614
Long-term debt, including current maturities:
Term B-3 Loans	$1,538,442	$—
Term B Loans	—	1,173,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	—	227,500
Total long-term debt, including current maturities	$2,263,442	$2,125,500
Total stockholders' deficit	$(461,540)	$(208,216)

UNITED PARKS & RESORTS INC AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Year Ended December 31,		Change
	2024	2023	#	%
Capital Expenditures:
Core (o)	$177,718	$226,244	$(48,526)	(21.4%)
Expansion/ROI projects (p)	70,712	78,592	(7,880)	(10.0%)
Capital expenditures, total	$248,430	$304,836	$(56,406)	(18.5%)

UNITED PARKS & RESORTS INC AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2024	2023	#	%	2024	2023	#	%
Attendance	4,881	4,960	(79)	(1.6%)	21,547	21,606	(59)	(0.3%)
Total revenue per capita(q)	$78.75	$78.42	$0.33	0.4%	$80.07	$79.91	$0.16	0.2%
Admission per capita(r)	$43.61	$44.46	$(0.85)	(1.9%)	$43.61	$44.16	$(0.55)	(1.2%)
In-Park per capita spending(s)	$35.14	$33.96	$1.18	3.5%	$36.46	$35.75	$0.71	2.0%

NM-Not meaningful.

ND-Not determinable

(a) Reflects restructuring and other separation costs and/or adjustments.

(b) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs associated with the refinancing transactions in 2024.

(c) During the three months and year ended December 31, 2024, there were approximately 443,000 and 488,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively. During the three months and year ended December 31, 2023, there were approximately 474,000 and 437,000 anti-dilutive shares excluded from the computation of diluted earnings per share, respectively.

(d) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.

(e) For the three months and year ended December 31, 2024, reflects approximately $12.5 million and $21.2 million, respectively, related to non-cash self-insurance reserve adjustments. For the three months and years ended December 31, 2024 and 2023, also includes non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service.

(f) For the three months and year ended December 31, 2024, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.3 million and $10.8 million, respectively of third-party consulting costs; and (ii) $1.8 million and $7.0 million, respectively of other business optimization costs and strategic initiative costs.

For the year ended December 31, 2023, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $16.9 million of third-party consulting costs; and (ii) $15.3 million of other business optimization costs and strategic initiative costs. For the three months ended December 31, 2023, reflects business optimization, development and other strategic initiative costs primarily related to $5.5 million of other business optimization costs and strategic initiative costs.

(g) For the year ended December 31, 2024, primarily relates to expenses associated with a stockholders' agreement amendment proposal and a share repurchase proposal.

(h) For the three months and year ended December 31, 2024, primarily reflects a reversal of costs, which had previously been accrued, associated with nonrecurring contractual liabilities and respective assessments related to the previously disclosed temporary COVID-19 park closures.

For the year ended December 31, 2023, primarily reflects costs associated with nonrecurring contractual liabilities and respective assessments, and certain legal matters related to the previously disclosed temporary COVID-19 park closures. For the three months ended December 31, 2023, primarily reflects costs associated with nonrecurring contractual liabilities related to the previously disclosed temporary COVID-19 park closures.

(i) Reflects the impact of expenses, net of insurance recoveries and adjustments, incurred primarily related to certain matters, which we are permitted to exclude under the credit agreement governing our Senior Secured Credit Facilities due to the unusual nature of the items.

(j)Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(k) The Company’s Debt Agreements permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24 month period related to certain specified actions, including restructurings and cost savings initiatives. These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net income (loss).

(l) The Debt Agreements permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined above, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any.

(m) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnote (k) and (l) above.

(n) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(o) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(p) Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(q) Calculated as total revenues divided by attendance.

(r) Calculated as admissions revenue divided by attendance.

(s) Calculated as food, merchandise and other revenue divided by attendance.